Exhibit 99.1

www.lilly.com	Eli Lilly and Company Lilly Corporate Center Indianapolis, Indiana 46285 U.S.A.
Date: August 9, 2012

For Release: Immediately
Refer to:     (317) 276-5795 – Mark E. Taylor (Media)
(317) 655-6874 – Philip Johnson (Investors)

Lilly Revises 2012 Reported Guidance to Reflect Income from Early Payment of Amylin Obligations

•	Company will recognize income in the third quarter of 2012 of approximately $790 million (pre-tax), or approximately $.43 per share (after-tax).

•	2012 earnings per share guidance range on a non-GAAP basis unchanged at $3.30 - $3.40.

•	2012 earnings per share guidance range on a reported basis raised to $3.72 - $3.82.

•	Company remains on track to meet or exceed its mid-term minimum financial performance goals.

INDIANAPOLIS, IN - Eli Lilly and Company (NYSE: LLY) has revised certain elements of its 2012 reported financial guidance to reflect additional income the company will recognize as a result of the early payment of financial obligations from Amylin Pharmaceuticals.

Following the completion of its acquisition by Bristol-Myers Squibb, Amylin has paid to Lilly $1.259 billion in satisfaction of its revenue sharing obligation with respect to exenatide. As a result, Lilly will recognize income in the third quarter of 2012 of approximately $790 million (pre-tax), or approximately $.43 per share (after-tax). In addition to income previously deferred pursuant to this arrangement, Lilly also expects to recognize income in 2013 related to this payment of approximately $425 million (pre-tax), or approximately $.25 per share (after-tax), contingent upon transfer of exenatide commercial rights outside the U.S. to Amylin. Currently, Lilly anticipates these rights will be transferred to Amylin over the course of 2013. In addition, Amylin has also repaid in full to Lilly a $165 million loan and accrued interest.

“The early payment of the revenue sharing obligation by Amylin allows Lilly to recognize the obligation's value in the near-term, receive significant income in both 2012 and 2013, and further strengthen our balance sheet,” said Derica Rice, Lilly executive vice president, global services and chief financial officer. “With this additional cash, we will continue to advance our pipeline of more than 60 potential new medicines in development, as well as fund capital expenditures, business development activity, our dividend and share repurchases.

“At the same time, we still expect to meet or exceed our mid-term minimum financial goals, despite not receiving 15 percent of net exenatide sales on an ongoing basis. From now through 2014, on an annual basis we still expect revenue to be at least $20 billion, net income to be at least $3 billion, and operating cash flow to be at least $4 billion.”

In accordance with generally accepted accounting principles (GAAP), the recognition of the income from the early payment of the revenue sharing obligation has caused Lilly to revise certain elements of its 2012 reported financial guidance. The income has been excluded from the company's 2012 non-GAAP financial guidance. For further details of the differences between the company's reported and non-GAAP financial guidance, please see the reconciliation table below. The non-GAAP financial guidance is intended to provide additional insights into the underlying trends in the company's business.

2012 Financial Guidance
On a non-GAAP basis, the company still expects full-year 2012 earnings per share to be in the range of $3.30 to $3.40, but now expects full-year 2012 earnings per share to be in the range of $3.72 to $3.82 on a reported basis. Certain other elements of the company's 2012 financial guidance on a reported basis have also been revised, as noted below.

	2012 Expectations	2011 Results	% Change
Earnings per share (reported)	$3.72 to $3.82	$3.90	(5)% to (2)%
Estimated income from early payment of Amylin revenue sharing obligation	(.43)	—
In-process research and development charge associated with Boehringer Ingelheim collaboration	—	.23
Asset impairment, restructuring, other special charges	.01	.29
Earnings per share (non-GAAP)	$3.30 to $3.40	$4.41	(25)% to (23)%
Numbers in the 2011 full-year column do not add due to rounding.

The company still anticipates 2012 revenue of between $21.8 and $22.8 billion.

The company still anticipates that gross margin as a percent of revenue will be approximately 78 percent in 2012.

The company still expects to keep 2012 operating expenses essentially flat compared to 2011. Marketing, selling and administrative expenses are still expected to decline and to be in the range of $7.3 billion to $7.7 billion. Research and development expense is still expected to be flat to increasing and in the range of $5.0 billion to $5.3 billion.

On a reported basis, other income and deductions is now expected to be in a range between $715 million and $840 million of net income in 2012. On a non-GAAP basis, other income and deductions is still expected to be in a range between net expense of $75 million and net income of $50 million in 2012.

On a reported basis, the 2012 tax rate is now expected to be approximately 23.5 percent. On a non-GAAP basis, the 2012 tax rate is still expected to be approximately 21 percent. Both tax rates assume the extension of the R&D tax credit for the full year 2012.

Operating cash flows in 2012 are still expected to be more than sufficient to fund capital expenditures of approximately $800 million, as well as anticipated business development activity, the company's current dividend and stock repurchases.

Lilly, a leading innovation-driven corporation, is developing a growing portfolio of pharmaceutical products by applying the latest research from its own worldwide laboratories and from collaborations with eminent scientific organizations. Headquartered in Indianapolis, Ind., Lilly provides answers - through medicines and information - for some of the world's most urgent medical needs. Additional information about Lilly is available at www.lilly.com; Lilly's clinical trial registry is available at www.lillytrials.com.
F-LLY

This press release contains forward-looking statements that are based on management's current expectations, but actual results may differ materially due to various factors. There are significant risks and uncertainties in pharmaceutical research and development. There can be no guarantees with respect to pipeline products that the products will receive the necessary clinical and manufacturing regulatory approvals or that they will prove to be commercially successful. Pharmaceutical products can develop unexpected safety or efficacy concerns. The company's results may also be affected by such factors as competitive developments affecting current products, including the impact of generic competition; market uptake of recently-launched products; the timing of anticipated regulatory approvals and launches of new products; regulatory actions regarding currently marketed products; issues with product supply; regulatory changes or other developments; regulatory compliance problems or government investigations; patent disputes; changes in patent law or regulations related to data-package exclusivity; other litigation involving current or future products; the impact of governmental actions regarding pricing, importation, and reimbursement for pharmaceuticals, including U.S. health care reform; changes in tax law; asset impairments and restructuring charges; acquisitions and business development transactions; and the impact of exchange rates and global macroeconomic conditions. For additional information about the factors that affect the company's business, please see the company's latest Form 10-Q and Form 10-K filed with the U.S. Securities and Exchange Commission. The company undertakes no duty to update forward-looking statements.

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